                                            Rule 424(b)(3)
                                            File No. 333-84725

Pricing Supplement No. 1                    Dated: January 18, 2000
(To Prospectus dated August 17, 1999
Prospectus Supplement dated October 6, 1999)


U.S.$10,000,000,000

Heller Financial, Inc.

Medium-Term Notes, Series J

(Registered Notes- Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $175,000,000            Issue Price: 100.00%

Original Issue Date: January 21, 2000     Stated Maturity Date: January 22, 2002

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [] Commercial Paper Rate [X] LIBOR [] Treasury Rate
             [] Federal Funds Rate [] Prime Rate [] Other:

Interest Reset Period: Quarterly

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
The 22nd day of January, April, July and October, beginning April 24, 2000 up to and including the Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 22nd day of January, April, July and October, beginning April 24, 2000 up to and including the Stated Maturity Date.

Interest Determination Date(s): Two London Banking Days prior to each Interest Reset Date

Initial Interest Rate: 6.2475%

Index Maturity: 3 Month Libor

Day Count Convention: Act/360

Maximum Interest Rate: N/A          Minimum Interest Rate: N/A

Spread (+/-): +.21%                 Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be   % of the principal amount of the
     Note to be redeemed and shall decline at each anniversary of the Initial
     Redemption Date by   % of the principal amount to be redeemed until the
     Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .095%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 1
                       UNDER MTN-SERIES J PROGRAM: $.00
                   b)  CUSIP #42333HMJ8


Agent:
ABN AMRO Incorporated                      Barclays Capital Inc.
1325 Avenue of the Americas                222 Broadway, 7th Floor
10th Floor                                 New York, NY  10038
New York, NY  10019-6026

Lehman Brothers                            Merrill Lynch & Co.,
Lehman Brothers Inc.                       Merrill Lynch, Pierce, Fenner & Smith
Three World Financial Center, 12th Floor   Incorporated
New York, NY 10285-1200                    250 Vesey St.
                                           New York, NY  10281-1310
Salomon Smith Barney Inc.
388 Greenwich St.
New York, NY 10013

500 West Monroe Street
Chicago, Illinois 60661
312 441 7128
312 441 7456 fax
mohringer@hellerfin.com


[LETTERHEAD]

Heller Financial                                       Mark J. Ohringer
                                                       Deputy General Counsel


                                January 20, 2000


VIA EDGAR
---------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-1004
Attention:  Filing Desk

     Re:  Heller Financial, Inc.
          Registration Statement No. 333-84725
          ------------------------------------

Dear Madam or Sir:

     I hereby transmit for filing, pursuant to Rule 424(b)(3) under the Securities Act of 1933 (the "Act"), Pricing Supplement No. 1 dated January 18, 2000 to the Prospectus dated August 17, 1999 and Prospectus Supplement dated October 6, 1999.

     The Pricing Supplement has been marked in accordance with Rule 424(e) under the Act.

                         Sincerely,



                         /s/ Mark J. Ohringer
                         Mark J. Ohringer



cc:  Filing Desk                       Chicago Stock Exchange
     New York Stock Exchange, Inc.     440 S. LaSalle Street
     20 Broad St.                      Chicago, IL  60605
     New York, NY  10005